UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2017 (May 4, 2017)

Univar Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37443	26-1251958
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

3075 Highland Parkway, Suite 200 Downers Grove, IL 60515
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (331) 777-6000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐ Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Univar Inc. (the “Board”) appointed David C. Jukes, 58, as President and Chief Operating Officer of Univar Inc. effective on May 4, 2017. In his 15 years with Univar, Mr. Jukes has served as the Company’s President of USA and LATAM since 2016, before that he served as President of EMEA from 2011, he served as Vice President Sales, EMEA from 2009, and Chief Executive Officer of the Company’s Distrupol subsidiary from 2002.
In connection with his new role, Mr. Jukes’ annual base salary will be $720,000, prorated in 2017. In addition, beginning in 2017, Mr. Jukes’ annual bonus target will be increased to 90% of base salary with a maximum of 180% of base salary, and the grant date value of his annual long-term incentive award beginning in 2018 will equal 190% of his adjusted base salary. The Company will also transition Mr. Jukes to a full-time U.S. employee during the 2017 calendar year and transition the expatriate benefits he is currently receiving.
In connection with his promotion, on May 4, 2017, Mr. Jukes was granted performance restricted share units (“PRSUs”) with a grant date fair value of $325,000, assuming “target” performance, under the Univar Inc. 2017 Omnibus Equity Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan and a performance share unit agreement, which is described below. The number of PRSUs subject to the award will be determined based on our closing stock price on the fifth business day of June 2017, consistent with our equity grant policy. Twenty-five percent of these PRSUs will be eligible to be earned in respect of each of three annual performance periods - the 2017 calendar year, the 2018 calendar year and the 2019 calendar year - in each case based on Adjusted EBITDA performance, as reported, against the applicable Adjusted EBITDA goals for the annual performance period, and the remaining 25% will be eligible to be earned in respect of the three-year period commencing on January 1, 2017 and ending on December 31, 2019 based on Cumulative Adjusted EBITDA performance, as reported, against the applicable Cumulative Adjusted EBITDA goals for the three-year performance period. The number of PRSUs earned will be in the range of 0% to 200% of the target share number, with 50% of the target number vesting for threshold performance, 100% vesting for target performance and 200% of the target number vesting for maximum performance in respect of each performance period. For achievement between threshold and target performance, or between target and maximum performance, the number of PRSUs earned in each case shall be interpolated on a straight-line basis. Earned PRSUs will become vested on December 31, 2019, subject to Mr. Jukes’ continued employment through the vesting date.
Accelerated vesting of a prorated amount of the PRSUs will occur if, during a performance period, Mr. Jukes dies or becomes disabled or retires at retirement age (prorated based on actual performance through the end of the most recent performance period prior to the date of death, disability or retirement). In addition, consistent with the Plan, “double-trigger” vesting will apply to these PRSUs (i.e., PRSUs will vest if a change in control occurs and Mr. Jukes’ employment is terminated by the Company without cause or by Mr. Jukes for good reason prior to the vesting date within an 18-month period following the change in control), unless the PRSUs are not assumed in the change in control. If Mr. Jukes’ employment terminates for any other reason prior to the vesting date, all unvested PRSUs will be forfeited.
This description of the PRSUs is qualified in its entirety by reference to the Form of the Employee Performance Restricted Stock Unit Agreement, a copy of which will be filed as Exhibit 10.1 to this Current Report on Form 8-K.
Mr. Stephen D. Newlin will continue as the Chief Executive Officer of the Company. There are no relationships or related transactions between Mr. Jukes and the Company that would be required to be reported.
A copy of the Company’s press release relating to these appointments is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. Exhibit 99.1 shall not be deemed “filed” for purposes of the Securities and Exchange Act of 1934 or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any fling of the Company under the Securities Act of 1933 or the Exchange Act.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Form of Employee Performance Share Unit Agreement.
99.1	Press Release of the Registrant dated May 4, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2017	Univar Inc.

	By:	/s/ Stephen N. Landsman
	Name:	Stephen N. Landsman
	Title:	Executive Vice President, General Counsel and Secretary